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                                                      November 16, 1995



Mr. Charles O. Zeimer,
   CBI Industries, Inc.,
      800 Jorie Boulevard,
         Oak Brook, Illinois 60521-2268.

LaSalle National Trust, N.A.,
   135 South LaSalle Street,
      Chicago, Illinois 60603.

            Re:   The CBI Salaried Employee Stock
                  Ownership Plan (1987)
                  _______________________________

Gentlemen:

            According to disclosures in the most recent Proxy Statement, dated May 14, 1995, of CBI Industries, Inc., LaSalle National Trust, N.A. (in its capacity as Trustee of CBI's Salaried Employee Stock Ownership Plan
(1987) (the "ESOP")) has "sole power to dispose" of all 7,063,258 shares held in the ESOP. Notwithstanding such disclosures by CBI, Amendment No. 5, dated February 13, 1995, to the Trustee's Schedule 13G filed with the Securities and Exchange Commission disclosed for the first time, without further explanation, that the Trustee had sole power to dispose of only the 4,032,059.466 unallocated shares held in the ESOP. Earlier amendments to such Schedule 13G had disclosed that the Trustee had the sole power to dispose of all of the shares held in the ESOP. There appears to be no explanation for the change in such disclosure by the Trustee or for the conflicting disclosure between CBI's 1995 Proxy Statement and such 1995 amended Schedule 13G.

            Furthermore, we were surprised to be informed on Tuesday that the Trustee intends to seek instructions from

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ESOP participants as to whether or not to tender shares held in the ESOP, including instructions with respect to the unallocated shares, pursuant to Praxair's $32 per share cash tender offer.

            In light of the confusing and conflicting disclosures regarding the Trustee's power to dispose of the ESOP shares, we would greatly appreciate if you would clarify for us the basis (i) on which the Trustee intends to determine whether or not to dispose of allocated and unallocated shares held in the ESOP pursuant to our tender offer, (ii) for the past public disclosures by CBI and the Trustee that the Trustee had sole power to dispose of all of the shares held in the ESOP, and (iii) for the 1995 change in such disclosures by the Trustee limiting to the unallocated shares such power to dispose.

            Also, since the ESOP does not appear to have been filed as a public document, we would appreciate receiving a copy for our review, since we believe such document is material to the investing public.

                                                Sincerely,


                                                /s/ David H. Chaifetz
                                                David H. Chaifetz

cc:   Neil T. Anderson, Esq.
      (Sullivan & Cromwell)

      Gregory K. Brown, Esq.
      (Oppenheimer, Wolff & Donnelly)